Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hess Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Debt	Debt Securities	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Warrants	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Equity	Common Stock, $1.00 par value (5)	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

Fees to be Paid	Other	Preferred Stock, $1.00 par value (5)	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Depositary Shares (2)	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Purchase Contracts (3)	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Units (4)	Rule 456(b) and 457(r) (1)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities	—	—	—	—	—	—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), Hess Corporation (the “Registrant”) is deferring payment of the registration fee. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.

(2)

In the event that the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under any such agreement.

(3)	Purchase Contracts issued hereunder may require the holder thereof to purchase or sell Debt Securities, Preferred Stock, Depositary Shares, Warrants or Common Stock of Hess Corporation.

(4)	Any Units to be offered hereunder will consist of one or more Securities.

(5)	Shares of Preferred Stock and/or Common Stock may be issued in primary offerings or upon exercise, conversion or exchange of Debt Securities, Warrants or Preferred Stock registered hereby.